Exhibit 99.3

LETTER TO REGISTERED HOLDERS

U.S.$750,000,000 3.625% Senior Notes due 2015,

U.S.$2,000,000,000 5.000% Senior Notes due 2020 and

U.S.$1,250,000,000 6.125% Senior Notes due 2040

which have been registered under the Securities Act of 1933, for any and all outstanding unregistered 3.625% Senior Notes due 2015,

unregistered 5.000% Senior Notes due 2020

and unregistered 6.125% Senior Notes due 2040, respectively

of

América Móvil, S.A.B. de C.V.

unconditionally guaranteed by Radiomóvil Dipsa, S.A. de C.V.

pursuant to the prospectus dated                     , 2010

To Registered Holders:

We are enclosing herewith the material listed below relating to the offer to exchange (the “Exchange Offer”) by América Móvil, S.A.B. de C.V. (the “Company”) up to an aggregate principal amount of U.S.$750,000,000 of its 3.625% Senior Notes due 2015, up to an aggregate principal amount of U.S.$2,000,000,000 of its 5.000% Senior Notes due 2020 and up to an aggregate principal amount of U.S.$1,250,000,000 of its 6.125% Senior Notes due 2040 (such notes offered within the Exchange Offer, collectively, the “Exchange Notes”) that have been registered under the Securities Act of 1933, as amended (the “Securities Act”), for a like principal amount of its outstanding unregistered 3.625% Senior Notes due 2015, a like principal amount of its outstanding unregistered 5.000% Senior Notes due 2020 and a like principal amount of its outstanding unregistered 6.125% Senior Notes due 2040 (such outstanding unregistered notes, collectively, the “Original Notes”), upon the terms and subject to the conditions set forth in the prospectus (the “Prospectus”) dated                     , 2010, and the accompanying Letter of Transmittal and instructions thereto (the “Letter of Transmittal”).

Enclosed herewith are copies of the following documents:

1.	Prospectus;

2.	Letter of Transmittal;

3.	Notice of Guaranteed Delivery;

4.	Instruction to Registered Holder and/or Book-Entry Transfer Participant from Beneficial Owner; and

5.	Letter which may be sent to your clients for whose account you hold Original Notes in your name or in the name of your nominee, to accompany the instruction form referred to above, for obtaining such client’s instruction with regard to the Exchange Offer.

We urge you to contact your clients promptly. Please note that the Exchange Offer will expire at 5:00 p.m., New York City time, on                     , 2010 unless it is extended.

The Exchange Offer is not conditioned upon any minimum number of Original Notes being tendered.

Pursuant to the Letter of Transmittal, each holder of Original Notes (a “Holder”) will represent to the Company and Radiomóvil Dipsa, S.A. de C.V. (the “Guarantor”) that (i) any Exchange Notes acquired in exchange for Original Notes tendered pursuant to the Letter of Transmittal will be acquired in the ordinary course of business of the person receiving such Exchange Notes, (ii) neither such Holder nor any person who will receive such

Exchange Notes has any arrangement or understanding with any person to participate in the distribution (within the meaning of the Securities Act) of such Exchange Notes in violation of the provisions of the Securities Act, (iii) neither such Holder nor any person who will receive such Exchange Notes is an “affiliate,” as defined in Rule 405 of the Securities Act, of the Company or the Guarantor and (iv) neither such Holder nor any person who will receive such Exchange Notes is engaged in, or intends to engage in, a distribution of the Exchange Notes. If such Holder is a broker-dealer receiving Exchange Notes for its own account, it will represent that it acquired the Original Notes to be exchanged for the Exchange Notes as a result of market-making activities or other trading activities and that it will deliver a prospectus in connection with any resale of such Exchange Notes to the extent required by applicable law or regulation or SEC pronouncement. By acknowledging that it will deliver and by delivering a prospectus meeting the requirements of the Securities Act in connection with any resale of such Exchange Notes, the Holder will not be deemed to admit that it is an “underwriter” within the meaning of the Securities Act.

The enclosed Instruction to Registered Holder and/or Book-Entry Transfer Participant from Beneficial Owner contains an authorization by the beneficial owners of the Original Notes for you to make the foregoing representations.

The Company will not pay any fee or commission to any broker or dealer or to any other persons (other than the Exchange Agent for the Exchange Offer) in connection with the solicitation of tenders of Original Notes pursuant to the Exchange Offer. The Company will pay all transfer taxes, if any, applicable to the Exchange of Original Notes pursuant to the Exchange Offer, on the transfer of Original Notes to it, except as otherwise provided in Instruction 5 of the enclosed Letter of Transmittal.

Delivery to the Exchange Agent, The Bank of New York Mellon:

By Registered or Certified Mail:	By Overnight Delivery or By Hand between 8:00 a.m. and 4:30 p.m.:

The Bank of New York Mellon	The Bank of New York Mellon
Corporate Trust Operations—Reorganization Unit	Corporate Trust Operations—Reorganization Unit
101 Barclay Street—7 East	101 Barclay Street—7 East
New York, NY 10286	New York, NY 10286
Attention: Randolph Holder	Attention: Randolph Holder

To Confirm by	To Confirm by
Telephone: (212) 815-5098	Telephone: (212) 815-5098
Facsimile Transmission: (212) 298-1915	Facsimile Transmission: (212) 298-1915

Very truly yours,

América Móvil, S.A.B. de C.V.

NOTHING CONTAINED HEREIN OR IN THE ENCLOSED DOCUMENTS SHALL CONSTITUTE YOU THE AGENT OF THE COMPANY, THE EXCHANGE AGENT OR ANY OTHER PERSON, OR AUTHORIZE YOU OR ANY OTHER PERSON TO USE ANY DOCUMENT OR MAKE ANY STATEMENT ON BEHALF OF THE COMPANY IN CONNECTION WITH THE EXCHANGE OFFER OTHER THAN THE DOCUMENTS ENCLOSED HEREWITH AND THE STATEMENTS CONTAINED THEREIN.

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